Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-239961
Prospectus Supplement No. 7
(To Prospectus dated September 10, 2020,
as amended by Prospectus Supplement No. 1 dated October 2, 2020,
Prospectus Supplement No. 2 dated October 9, 2020,
Prospectus Supplement No. 3 dated October 26, 2020,
Prospectus Supplement No. 4 dated November 10, 2020,
Prospectus Supplement No. 5 dated November 20, 2020 and
Prospectus Supplement No. 6 dated November 23, 2020)

ASHFORD HOSPITALITY TRUST, INC.
OFFER TO EXCHANGE
and
CONSENT SOLICITATION
This is Prospectus Supplement No. 7 (this “Prospectus Supplement”) to our Prospectus, dated September 10, 2020, as amended by Prospectus Supplement No. 1, dated October 2, 2020, Prospectus Supplement No. 2, dated October 9, 2020, Prospectus Supplement No. 3, dated October 26, 2020, Prospectus Supplement No. 4, dated November 10, 2020, Prospectus Supplement No. 5, dated November 20, 2020 and Prospectus Supplement No. 6, dated November 23, 2020 (as amended, the “Prospectus”), relating to our Exchange Offer and Consent Solicitation. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.
We have attached to this Prospectus Supplement our current report on Form 8-K filed November 25, 2020. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.
Our Exchange Offers and the Consent Solicitation are subject to the conditions listed under “The Exchange Offers and the Consent Solicitation—Conditions of the Exchange Offers.” There are multiple conditions to the closing of the Exchange Offers that are beyond our control, and we cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offers will close.
Exchanging your Preferred Stock for an investment in the Common Stock involves risks. See “Risk Factors” beginning on page 28 of the Prospectus and page S-3 of Prospectus Supplement No. 2 for a discussion of factors that you should consider in connection with the Exchange Offers and the Consent Solicitation.
Neither the Securities and Exchange Commission nor any state securities authority has approved or disapproved this transaction or these securities or determined the fairness or merits of this transaction or Prospectus/Consent Solicitation, or determined if this Prospectus/Consent Solicitation is truthful or complete. Any representation to the contrary is a criminal offense.
Dealer Manager and Solicitation Agent
RBC Capital Markets
The date of this Prospectus Supplement is November 25, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 25, 2020

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 8.01     OTHER EVENTS.
On November 25, 2020, Ashford Hospitality Trust, Inc. (the “Company”) issued a press release announcing the closing of its previously commenced offers to exchange any and all shares of the Company’s 8.45% Series D Cumulative Preferred Stock, par value $0.01 per share, 7.375% Series F Cumulative Preferred Stock, par value $0.01 per share, 7.375% Series G Cumulative Preferred Stock, par value $0.01 per share, 7.50% Series H Cumulative Preferred Stock, par value $0.01 per share and 7.50% Series I Cumulative Preferred Stock, par value $0.01 per share for newly issued shares of the Company’s common stock, par value $0.01 (the “Common Stock”). In connection with the closing, the Company issued approximately 38,388,760 new shares of Common Stock, increasing the total number of shares of Common Stock outstanding to approximately 53,017,008 shares. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit
Number     Exhibit Description

99.1    Press Release of the Company, dated November 25, 2020
104    Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2020

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary